                                     EXHIBIT (g)

                           INVESTMENT ACCOUNTING AGREEMENT

     THIS AGREEMENT is made effective as of the ________ day of ______________, 1999, by and between INVESTORS FIDUCIARY TRUST COMPANY, a trust company established under the laws of the state of Missouri, having its principal place of business at 801 Pennsylvania, Kansas City, Missouri 64105 ("IFTC"), and Select Ten Plus Fund, LLC, a Delaware limited liability company, having its statutory home office at 515 West Market Street, Louisville, Kentucky, 40202 (the "Fund").

                                    WITNESSETH:

     WHEREAS, the Fund desires to appoint IFTC as its agent to perform certain investment accounting and recordkeeping functions for investment portfolio assets of the Fund; and

     WHEREAS, IFTC is willing to accept such appointment on the terms and conditions hereinafter set forth.

     NOW THEREFORE, for and in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

1. APPOINTMENT OF AGENT. The Fund hereby constitutes and appoints IFTC as its agent to perform certain investment accounting and recordkeeping functions for each Fund relating to portfolio transactions required under Rule 31a of the Investment Company Act of 1940 (the "1940 Act") and to value the Assets.

2.   REPRESENTATIONS AND WARRANTIES.

     A.   The Fund hereby represents, warrants and acknowledges to IFTC:

          1. That it is a corporation duly organized and existing and in good standing under the laws of its state of organization, and that it is registered under the 1940 Act; and

          2. That it has the requisite power and authority under applicable law, its articles of organization and its operating agreement to enter into this Agreement; it has taken all requisite action necessary to appoint IFTC as investment accounting and recordkeeping agent for the Fund; this Agreement has been duly executed and delivered by the Fund; and this Agreement constitutes a legal, valid and binding obligation of the Fund, enforceable in accordance with its terms.

B.   IFTC hereby represents, warrants and acknowledges to the Fund:

     1. That it is a trust company duly organized and existing and in good standing under the laws of the State of Missouri; and

     2. That it has the requisite power and authority under applicable law, its charter and its bylaws to enter into and perform this Agreement; this Agreement has been duly executed and delivered by IFTC; and this Agreement constitutes a legal, valid and binding obligation of IFTC, enforceable in accordance with its terms.

3.   DUTIES AND RESPONSIBILITIES OF THE PARTIES.

     A. DELIVERY OF ACCOUNTS AND RECORDS. The Fund will turn over or cause to be turned over to IFTC all accounts and records needed by IFTC to perform its duties and responsibilities hereunder fully and properly. IFTC may rely conclusively on the completeness and correctness of such accounts and records.

     B. ACCOUNTS AND RECORDS. IFTC will prepare and maintain, under the direction of and as interpreted by the Fund, the Fund's accountants and/or other advisors, such accounts and records: (a) needed to perform the accounting and recordkeeping functions under Rule 31a of the 1940 Act; (b) required as a basis for calculation of the valuation of the Assets; and (c) as otherwise agreed upon by the parties. The Fund will advise IFTC in writing of all applicable record retention requirements. IFTC will preserve such accounts and records in the manner and for the periods agreed upon by the parties. The Fund will furnish, in writing or its electronic or digital equivalent, accurate and timely information needed by IFTC to complete such accounts and records when such information is not readily available from generally accepted securities industry services or publications.

     C. ACCOUNTS AND RECORDS PROPERTY OF THE FUND. IFTC acknowledges that all of the accounts and records maintained by IFTC pursuant hereto are the property of the Fund and will be made available to the Fund for inspection or reproduction within a reasonable period of time, upon demand. IFTC will assist the Fund's independent auditors, or upon the prior written approval of the Fund, or upon demand, any regulatory body, in any requested review of the Fund's accounts and records, provided, that the Fund will reimburse IFTC for all expenses and employee time invested in any such review outside of routine and normal periodic reviews. Upon receipt from the Fund of the necessary information or instructions, IFTC will supply information from the books and records it maintains for the Fund that the Fund may reasonably request for tax returns, questionnaires, periodic reports to regulators and such other reports and information requests as the Fund and IFTC may agree upon from time to time.

     D. ADOPTION OF PROCEDURES. IFTC and the Fund may from time to time adopt such procedures as they agree upon, and IFTC may conclusively assume that no procedure approved or directed by the Fund, the Fund's accountants or other advisors conflicts with or violates any requirements of any the Fund's prospectus the articles of organization, operating agreement, any applicable law, rule or regulation, or any order, decree or agreement by which the Fund may be bound. The Fund will be responsible for notifying IFTC of any statutes, regulations, rules, requirements or policies or any changes thereto which may impact IFTC's responsibilities or procedures under this Agreement.

     E. VALUATION OF ASSETS. IFTC will value the Assets in accordance with the Fund's Instructions (as defined below) utilizing the pricing sources designated by the Fund ("Pricing Sources").

4.   INSTRUCTIONS.

     A. The term "Instructions," as used herein, means written (including telecopied, telexed, or electronically transmitted) or oral instructions which IFTC reasonably believes were given by a designated representative of the Fund. The Fund will deliver to IFTC, prior to delivery of any Assets to IFTC and thereafter from time to time as changes therein are necessary, written Instructions naming one or more designated representatives to give Instructions in the name and on behalf of the Fund, which Instructions may be received and accepted by IFTC as conclusive evidence of the authority of any designated representative to act for the Fund and may be considered to be in full force and effect until receipt by IFTC of notice to the contrary. Unless such written Instructions delegating authority to any person to give Instructions specifically limit such authority to specific matters or require that the approval of anyone else will first have been obtained, IFTC will be under no obligation to inquire into the right of such person, acting alone, to give any Instructions whatsoever. If the Fund fails to provide IFTC any such Instructions naming designated representatives, any Instructions received by IFTC from a person reasonably believed to be an appropriate representative of the Fund will constitute valid and proper Instructions hereunder. The term "designated representative" may include the Fund's employees and agents, including investment managers and their employees.

     B. No later than the next business day immediately following each oral Instruction, the Fund will send IFTC written confirmation of such oral Instruction. At IFTC's sole discretion, IFTC may record on tape, or otherwise, any oral Instruction whether given in person or via telephone, each such recording identifying the date and the time of the beginning and ending of such oral Instruction.

     C. The Fund will provide upon IFTC's request a certificate signed by an officer or designated representative of the Fund, as conclusive proof of any fact or matter required to be ascertained from the Fund hereunder. The Fund will also provide IFTC Instructions with respect to any matter concerning this Agreement requested by IFTC. If IFTC reasonably believes that it could not prudently act according to the Instructions, or the instruction or advice of the Fund's accountants or counsel, it may in its discretion, with notice to the Fund, not act according to such Instructions.

5. LIMITATION OF LIABILITY OF IFTC. IFTC is not responsible or liable for, and the Fund will indemnify and hold IFTC harmless from and against, any and all costs, expenses, losses, damages, charges, counsel fees (including, without limitation, disbursements and the allocable cost of in-house counsel), payments and liabilities which may be asserted against or incurred by IFTC or for which IFTC may be held to be liable, arising out of or attributable to:

     A. IFTC's action or failure to act pursuant hereto; provided that IFTC has acted in good faith and with reasonable care; and provided further, that in no event shall IFTC be liable for consequential, special, or punitive damages;

     B. IFTC's payment of money as requested by the Fund, or the taking of any action which might make it or its nominee liable for payment of monies or in any other way; provided, however, that nothing herein obligates IFTC to take any such action or expend its own monies except in its sole discretion;

     C. IFTC's action or failure to act hereunder upon any Instruction, advice, notice, request, consent, certificate or other instrument or paper appearing to it to be genuine and to have been properly executed, including any Instruction, communications, data or other information received by IFTC by means of the Systems, as hereinafter defined, or any electronic system of communication;

     D. IFTC's action or failure to act in good faith reliance on the advice or opinion of counsel for the Fund or of its own counsel with respect to questions or matters of law, which advice or opinion may be obtained by IFTC at the expense of the Fund, or on the Instruction, advice or statements of any officer or employee of the Fund or the Fund's accountants or other authorized individuals, and other persons believed by it in good faith to be expert in matters upon which they are consulted;

     E. Any error, omission, inaccuracy or other deficiency in any accounts and records or other information provided by or on behalf of the Fund to IFTC, including the accuracy of the prices quoted by the Pricing Sources or for the information supplied by the Fund to value the Assets (except to the extent such inaccuracy results from IFTC's lack of reasonable care in performing the agreed-upon tolerance checks as to the data furnished), or the failure of the Fund to provide, or provide in a timely manner, any accounts, records, or information needed by IFTC to perform its duties hereunder;

     F. The Fund's refusal or failure to comply with the terms hereof (including without limitation the Fund's failure to pay or reimburse IFTC under Section 5 hereof), the Fund's negligence or willful misconduct, or the failure of any representation or warranty of the Fund hereunder to be and remain true and correct in all respects at all times;

     G. The use or misuse, whether authorized or unauthorized, of the Systems or any electronic system of communication used hereunder, by the Fund or by any person who acquires access to the Systems or such other systems through the terminal device, passwords, access instructions or other means of access to such Systems or such other system which are utilized by, assigned to or otherwise made available to the Fund, except to the extent attributable to any negligence or willful misconduct by IFTC;

     H. Loss occasioned by the acts, omissions, defaults or insolvency of any broker, bank, trust company, securities system or any other person with whom IFTC may deal; and

     I. The failure or delay in performance of its obligations hereunder, or those of any entity for which it is responsible hereunder, arising out of or caused, directly or indirectly, by circumstances beyond the affected entity's reasonable control, including, without limitation: any interruption, loss or malfunction of any utility, transportation, computer (hardware or software) or communication service; inability to obtain labor, material, equipment or transportation, or a delay in mails; governmental or exchange action, statute, ordinance, rulings, regulations or direction; war, strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes, freezes, floods, fires, tornadoes, acts of God or public enemy, revolutions, or insurrection.

6. COMPENSATION. In consideration for its services hereunder, the Fund will pay to IFTC the compensation set forth in a separate fee schedule to be agreed to by the Fund and IFTC from time to time, and, upon demand, reimbursement for IFTC's cash disbursements and reasonable out-of-pocket costs and expenses, including attorney's fees and disbursements, incurred by IFTC in connection with the performance of services hereunder.

7. TERM AND TERMINATION. The initial term of this Agreement is for a period of one (1) year. Thereafter, either the Fund or IFTC may terminate this Agreement by notice in writing, delivered or mailed, postage prepaid, to the other party and received not less than ninety (90) days prior to the date upon which such termination will take effect. Upon termination hereof:

     A. The Fund will pay IFTC its fees and compensation due hereunder and its reimbursable disbursements, costs and expenses paid or incurred to such date and the Fund will designate a successor investment accounting agent (which may be the Fund) by Instruction to IFTC; and

     B. IFTC will, upon payment of all sums due to IFTC from the Fund hereunder, deliver all accounts and records and other properties of the Fund to the successor, or, if none, to the Fund, at IFTC's office.

     In the event that accounts, records or other properties remain in the possession of IFTC after the date of termination hereof for any reason other than IFTC's failure to deliver the same, IFTC is entitled to compensation as provided in the then-current fee schedule for its services during such period, and the provisions hereof relating to the duties and obligations of IFTC will remain in full force and effect.

8. NOTICES. Notices, requests, instructions and other writings addressed to the Fund at the address set forth above, Attention: _________________, or at such other address as the Fund may have designated to IFTC in writing, will be deemed to have been properly given to the Fund hereunder. Notices, requests, Instructions and other writings addressed to IFTC at the address set forth above, Attention: Vice President, Investment Accounting, or to such other address as it may have designated to the Fund in writing, will be deemed to have been properly given to IFTC hereunder.

9.   THE SYSTEMS; CONFIDENTIALITY.

     A. If IFTC provides the Fund direct access to the computerized investment portfolio recordkeeping and accounting systems used by IFTC ("Systems") or if IFTC and the Fund agree to utilize any electronic system of communication, the Fund agrees to implement and enforce appropriate security policies and procedures to prevent unauthorized or improper access to or use of the Systems or such other system.

     B. The Fund will preserve the confidentiality of the Systems and the tapes, books, reference manuals, instructions, records, programs, documentation and information of, and other materials relevant to, the Systems and the business of IFTC ("Confidential Information"). The Fund agrees that it will not voluntarily disclose any such Confidential Information to any other person other than its own employees who reasonably have a need to know such information pursuant hereto. The Fund will return all such Confidential Information to IFTC upon termination or expiration hereof.

     C. The Fund has been informed that the Systems are licensed for use by IFTC and its affiliates from one or more third parties ("Licensors"), and the Fund acknowledges that IFTC and Licensors have proprietary rights in and to the Systems and all other IFTC or Licensor programs, code, techniques, know-how, data bases, supporting documentation, data formats, and procedures, including without limitation any changes or modifications made at the request or expense or both of the Fund (collectively, the "Protected Information"). The Fund acknowledges that the Protected Information constitutes confidential material and trade secrets of IFTC and Licensors. The Fund will preserve the confidentiality of the Protected Information, and the Fund hereby acknowledges that any unauthorized use, misuse, disclosure or taking of Protected Information, residing or existing internal or external to a computer, computer system, or computer network, or the knowing and unauthorized accessing or causing to be accessed of any computer, computer system, or computer network, may be subject to civil liabilities and criminal penalties under applicable law. The Fund will so inform employees and agents who have access to the Protected Information or to any computer equipment capable of accessing the same. Licensors are intended to be and are third party beneficiaries of the Fund's obligations and undertakings contained in this Section.

     D. The Fund hereby represents and warrants to IFTC that it has determined to its satisfaction that the Systems are appropriate and suitable for its use. THE SYSTEMS ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. IFTC EXPRESSLY DISCLAIMS ALL WARRANTIES INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, EXCEPT THOSE WARRANTIES EXPRESSLY STATED HEREIN.

10.  MULTIPLE FUNDS. If Schedule A lists more than one Fund:

     A. Each Fund will be regarded for all purposes hereunder as a separate party apart from each other Fund. Unless the context otherwise requires, with respect to every transaction covered hereby, every reference herein to the Fund is deemed to relate solely to the particular Fund to which such transaction relates. Under no circumstances will the rights, obligations or remedies with respect to a particular Fund constitute a right, obligation or remedy applicable to any other Fund. The use of this single document to memorialize the separate agreement of each Fund is understood to be for clerical convenience only and will not constitute any basis for joining the Funds for any reason.

     B. The Fund may appoint IFTC as its investment accounting and recordkeeping agent for additional Funds from time to time by written notice, provided that IFTC consents to such addition. Rates or charges for each additional Fund will be as agreed upon by IFTC and The Fund in writing.

11.  MISCELLANEOUS.

     A. This Agreement will be construed according to, and the rights and liabilities of the parties hereto will be governed by the laws of the State of Missouri without reference to the choice of law principles thereof.

     B. All terms and provisions hereof will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

     C. The representations and warranties, the indemnifications extended hereunder, and the provisions of Section 9 hereof are intended to and will continue after and survive the expiration, termination or cancellation hereof.

     D. No provisions hereof may be amended or modified in any manner except by a written agreement properly authorized and executed by each party hereto.

     E. The failure of either party to insist upon the performance of any terms or conditions hereof or to enforce any rights resulting from any breach of any of the terms or conditions hereof, including the payment of damages, will not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same will continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver, release or discharge of any party's rights hereunder will be effective unless contained in a written instrument signed by the party sought to be charged.

     F. The captions herein are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

     G. This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.

     H. If any provision hereof is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

     I. The benefits of this Agreement may not be assigned by either party nor may either party delegate all or a portion of its duties hereunder without the prior written consent of the other party. Notwithstanding the foregoing, The Fund agrees that IFTC may delegate all or a portion of its duties to an affiliate of IFTC provided that such delegation shall not reduce the obligations of IFTC under this Agreement.

     J. Neither the execution nor performance hereof will be deemed to create a partnership or joint venture by and between IFTC and The Fund or any Fund.

     K. Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by either party hereunder will not affect any rights or obligations of the other party hereunder.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers.

SELECT TEN PLUS FUND, LLC                    INVESTORS FIDUCIARY TRUST
                                             COMPANY

By:                                          By:
   ---------------------                          --------------------
Name:                                        Name:
Title:                                       Title:

                         SCHEDULE A--LIST OF FUND DIVISIONS